February 27, 2002

The  Female  Health  Company
515  North  State  Street
Suite  2225
Chicago,  Illinois  60610

Gentlemen:                       Re:     Registration  Statement  on  Form  SB-2

     We have acted as counsel for The Female Health Company, a Wisconsin corporation (the "Company"), in connection with the Company's registration of 13,956,646 shares (the "Shares") of its $.01 par value common stock at the request of certain selling stockholders (the "Selling Stockholders").

     In such capacity we have examined, among other documents, the Articles of Incorporation of the Company, as amended and the Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the sale by the Selling Stockholders of the Shares. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the Shares are (or, after issuance upon exercise of the warrants and conversion of the convertible debentures as set forth in the Registration Statement, will be) legally issued, fully-paid and nonassessable. We note, however, that Wisconsin Statutes section 180.0622(2)(b), as interpreted, provides that shareholders of the Company may be personally liable in an amount equal to the par value of their shares for all debts owing to employees of the Company for services performed for the Company, but not exceeding six months' service in any one case.

     We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form SB-2 and to the use of our name beneath the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        REINHART  BOERNER  VAN  DEUREN  s.c.

                                        BY     /s/  James  M.  Bedore

                                                  James M. Bedore


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